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                               VARLEN CORPORATION
                              NOTICE OF REDEMPTION
              6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
                   (CONVERTIBLE INTO SHARES OF COMMON STOCK)

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                    The Redemption Date is September 4, 1997

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    NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture, dated May 27, 1993, between Varlen Corporation (the "Company") and Harris Trust and Savings Bank (the "Indenture"), establishing and designating the 6 1/2% Convertible Subordinated Debentures due 2003 (the "Debentures") of the Company, the Company has called all outstanding Debentures for redemption for cash on September 4, 1997 (the "Redemption Date"), at a redemption price of $1,039.00 per $1,000 principal amount of Debentures, plus accrued and unpaid interest of $16.79 to, but not including, the Redemption Date for an aggregate redemption price of $1,055.79 per $1,000 principal amount of Debentures (the "Redemption Price"). Payment of the Redemption Price will be made, without interest and subject to provision for transfer taxes, on or after the Redemption Date upon presentation and surrender of the Certificates evidencing Debentures at the offices of Harris Trust and Savings Bank (the "Trustee") as set forth below.

    As of the close of business on the Redemption Date, regardless of whether the Certificates evidencing any Debentures shall have been surrendered, all such Debentures shall be deemed no longer to be outstanding, interest with respect to such Debentures shall cease to accrue and all rights of the holder with respect to such Debentures shall forthwith cease and terminate, except for the right to receive the Redemption Price for each such Debenture in cash, without interest and subject to provision for transfer taxes, upon surrender of the Certificate therefor. For purposes hereof, close of business shall be 5:00 p.m., New York City time. SINCE IT IS THE TIME OF RECEIPT, RATHER THAN THE TIME OF MAILING, THAT DETERMINES WHETHER DEBENTURES HAVE BEEN PROPERLY SURRENDERED FOR CONVERSION AS DESCRIBED BELOW, HOLDERS WISHING TO CONVERT THEIR DEBENTURES SHOULD ALLOW SUFFICIENT TIME FOR DEBENTURES SENT BY MAIL TO BE RECEIVED PRIOR TO THE CLOSE OF BUSINESS ON SEPTEMBER 3, 1997 (THE "CONVERSION EXPIRATION DATE").

    Debentures are convertible, at the option of the holder thereof, into shares of the Company's Common Stock, $0.10 par value per share (the "Common Stock").

                ALTERNATIVES AVAILABLE TO HOLDERS OF DEBENTURES

    Pursuant to the terms of the Indenture, the Company has called all outstanding Debentures for redemption for cash on the Redemption Date. Holders of Debentures will be entitled to receive a redemption price of $1,039.00 per $1,000 principal amount of Debentures, plus accrued and unpaid interest of $16.79 to, but not including, the Redemption Date, for an aggregate Redemption Price of $1,055.79 per $1,000 principal amount of Debentures.

    As more fully described below, holders of Debentures have as alternatives, in addition to the right to sell their Debentures through usual broker facilities, (i) the right to convert their Debentures into Common Stock and (ii) the right to have their Debentures redeemed for cash on the Redemption Date for the Redemption Price. The availability of the first alternative described above will terminate at the close of business on the Conversion Expiration Date. Any Debentures not duly surrendered for conversion prior to the close of business on the Conversion Expiration Date will be redeemed on the Redemption Date.

    SO LONG AS THE MARKET PRICE OF A SHARE OF COMMON STOCK IS MORE THAN $23.85 PER SHARE, THE SHARES OF COMMON STOCK AND CASH IN LIEU OF FRACTIONAL SHARES WHICH HOLDERS WOULD RECEIVE UPON CONVERSION OF THEIR DEBENTURES WOULD HAVE A GREATER MARKET VALUE THAN THE CASH THAT SUCH HOLDERS WOULD RECEIVE UPON REDEMPTION OF SUCH DEBENTURES. ON THE BASIS OF THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ STOCK MARKET (THE "NASDAQ") ON AUGUST 18, 1997 OF $32.375 PER SHARE, THE 44.2688 SHARES OF COMMON STOCK INTO WHICH EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING DEBENTURES ARE CONVERTIBLE HAD A MARKET VALUE EQUIVALENT TO APPROXIMATELY $1,433.20. IT SHOULD BE NOTED, HOWEVER, THAT THE TRADING PRICE OF
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THE COMMON STOCK RECEIVED UPON CONVERSION WILL FLUCTUATE IN THE MARKET, AND THE
HOLDER MAY INCUR VARIOUS EXPENSES OF SALE IF SUCH COMMON STOCK IS SOLD IN THE MARKET. IN LIGHT OF THE FOREGOING, HOLDERS OF DEBENTURES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK BEFORE MAKING THEIR ELECTIONS.

ALTERNATIVES AVAILABLE TO HOLDERS OF DEBENTURES

    Holders of Debentures have the following alternatives, which should be carefully considered:

    1. CONVERSION OF DEBENTURES INTO COMMON STOCK. Until the close of business on September 3, 1997 at the offices listed below, Debentures are convertible pursuant to the Indenture, at the option of the holder thereof, into shares of Common Stock at a conversion price of $22.5893 per share of Common Stock, into
44.2688 shares of Common Stock for each $1,000 principal amount of Debentures. On the basis of the last reported sale price of the Common Stock on the NASDAQ on August 18, 1997 of $32.375 per share, the 44.2688 shares of Common Stock into which each $1,000 principal amount of outstanding Debentures are convertible had a market value equivalent to approximately $1,433.20. Any conversion of Debentures will be effective immediately prior to the close of business on the date on which such shares are duly surrendered as described below. Thereafter, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock (including for purposes of determining holders entitled to receive payments of dividends and to vote on matters submitted to a vote of the holders of Common Stock). No payment or adjustment will be made for interest accrued on Debentures surrendered for conversion. Accordingly, any holder surrendering Debentures for conversion will not receive any interest with respect to such Debentures accrued since June 1, 1997.

    To convert any Debentures into Common Stock, the holder thereof shall surrender such Debentures prior to the close of business on the Conversion Expiration Date to HARRIS TRUST AND SAVINGS BANK, TRUSTEE, 311 WEST MONROE STREET, CHICAGO, ILLINOIS 60606, ATTENTION: DAN DONOVAN. In order to duly surrender such Debentures for conversion, the holder must also give written notice that such holder elects to convert such Debentures into Common Stock and that portion of such Debentures that such holder wishes to convert. Each Debenture surrendered for conversion must be duly assigned or endorsed for transfer. Notice of conversion given to the Trustee (including the assignment required as described in the preceding sentence) may be provided by surrendering Debentures accompanied by a duly executed Letter of Transmittal (the "Letter of Transmittal") that accompanies this notice. In addition, a holder may surrender Debentures duly assigned or endorsed for transfer to the Trustee at the address set forth above, accompanied by a written notice of conversion. Since it is the time of receipt, rather than the time of mailing, that determines whether Debentures have been properly surrendered for conversion, holders wishing to convert their Debentures should allow sufficient time for Debentures sent by mail to be received prior to the close of business on the Conversion Expiration Date.

    As promptly as practicable after the surrender of Debentures in the proper manner, the Company will issue and will deliver to the Trustee, a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled upon conversion together with cash in lieu of any fractional shares. If only a portion of Debentures are surrendered for conversion, the Company shall issue and cause the Trustee to deliver to such holder or such holder's designee a new Debenture of authorized denomination equal to the unconverted portion of the principal amount of such Debenture, provided that, after the Conversion Expiration Date, no such Debenture will be issued and all such Debentures shall be redeemed as described herein.

    No fractional shares of Common Stock will be issued upon conversion of any Debentures. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of Debentures surrendered for conversion at one time by the same holder, such holder will be paid an amount in cash equal to the same fraction of the Closing Price (as hereinafter defined) of Common Stock on the close of business on the day of conversion. The "Closing Price" for any trading date means the last reported sales price regular way or, in the case no such reported sales takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the NASDAQ.

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    2.  REDEMPTION OF DEBENTURES ON THE REDEMPTION DATE.  Any Debentures which have not been converted into Common Stock by a holder on or prior to the close of business on the Conversion Expiration Date, will be redeemed on the Redemption Date for cash in an amount equal to the redemption price of $1,039.00 per $1,000 principal amount of Debentures, plus accrued and unpaid interest of $16.79 to, but not including, the Redemption Date, for an aggregate Redemption Price of $1,055.79 per $1,000 principal amount of Debentures. To receive the Redemption Price for any such Debentures the holder thereof must surrender such Debentures to the Trustee at the address set forth above. On and after the Redemption Date, interest will cease to accrue and holders of Debentures will not have any rights as such holders other than the right to receive $1,055.79 per $1,000 principal amount of Debentures upon surrender of their Debentures.

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    The Company will pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on account of the conversion of any Debentures. The Company will not, however, pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Debentures in a name other than that in which Debentures with respect to which such shares are issued were registered, or any payment to any person other than the registered holder thereof, and will not make any such issuance or payment unless and until the person otherwise entitled to such issuance or payment has paid to the Company or the Trustee on behalf of the Company the amount of any such tax or has presented evidence to establish, to the satisfaction of the Company, that such tax has been paid or is not payable.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following discussion is a general summary of certain anticipated United States Federal income tax consequences of the conversion or redemption of Debentures as described herein. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of Debentures as described herein. As used herein, the term "United States Holder" means the beneficial owner of a Debenture that for United States Federal income tax purposes is (i) a citizen or resident of the United States,
(ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States Federal income taxation on a net income basis in respect of Debentures, and the term "Non-United States Holder" means the beneficial owner of a Debenture who or that is not a United States Holder.

    Holders of Debentures should be aware that this discussion does not deal with all United States Federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities, banks, insurance companies or tax-exempt organizations. In addition, the following discussion does not address the tax consequences of any of the available alternatives to holders of Debentures under foreign, state or local tax laws or the tax consequences of transactions (if any) effectuated prior to or after the consummation of any such alternative (whether or not such transactions are undertaken in connection with such alternative). ACCORDINGLY, HOLDERS OF DEBENTURES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ALTERNATIVES AVAILABLE TO THEM.

CONVERSION

    As a general rule, no gain or loss will be recognized by a holder upon the conversion of Debentures into Common Stock (except to the extent of any cash received in lieu of fractional shares of Common Stock). A holder must also recognize interest income to the extent of any accrued but unpaid interest on Debentures not previously recognized by the holder at the time of the conversion. Except for fractional shares of Common Stock for which cash is received and any Common Stock received that is attributable to previously unrecognized accrued but unpaid interest, a holder's adjusted tax basis in the Common Stock

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received on conversion of Debentures will be the same as the holder's adjusted tax basis in the Debentures converted at the time of the conversion, and the holding period for the Common Stock received on conversion will include the holding period of the Debentures converted (assuming such Debentures are held as a capital asset at the time of conversion). A holder's adjusted tax basis in a Debenture will equal the cost of such Debenture to the holder, increased by any market discount previously included in income by the holder or reduced by any bond premium amortization previously deducted by the holder with respect to such Debenture. Holders of two or more blocks of Debentures with different holding periods should consult with their tax advisors on how tax bases and holding periods should be allocated among shares of Common Stock received in the conversion.

    Although it is not free from doubt until confirmed by the issuance of Treasury Regulations, any accrued market discount not previously taken into income prior to the conversion of a Debenture in shares of Common Stock should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock (as opposed to being treated as ordinary income upon the conversion), to the extent of any gain recognized on such disposition. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of a Debenture over (ii) the tax basis of such Debenture in the hands of the holder immediately after its acquisition by such holder.

REDEMPTION

    The redemption of Debentures will result in the recognition of gain or loss to the selling holder in an amount equal to the difference between the cash received upon redemption of such Debentures (except to the extent such amount is attributable to accrued but unpaid interest or market discount not previously recognized by the holder, which is taxable as ordinary income) and the holder's adjusted tax basis in such Debentures. Such gain or loss will be capital gain or loss provided that at the time of the redemption such Debentures were held as a capital asset. A holder's adjusted tax basis in a Debenture will be determined in the same manner as described above under the heading "Conversion."

    A Non-United States Holder of a Debenture will generally not be subject to United States Federal income tax or withholding tax on any gain realized on the redemption of such Debenture (including the receipt of cash in lieu of fractional shares upon conversion of a Debenture into Common Stock but, in certain cases, not including any amount representing interest or accrued market discount) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or (3) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

CAPITAL GAINS RATES

    The maximum United States Federal income tax rate applied to capital gains realized on a redemption of a Debenture held by an individual after July 28, 1997 will generally be (i) 20% if such Debenture has been held by such individual for more than 18 months as of the date of the redemption, (ii) 28% if such Debenture has been held by such individual for more than 12 months but not more than 18 months as of the date of the redemption, and (iii) the rate that applies to ordinary income (I.E., a graduated rate up to a maximum of 39.6%) if such Debenture has been held by such individual for no more than 12 months as of the date of the redemption.

BACKUP WITHHOLDING ON PROCEEDS FROM REDEMPTION

    The redemption of Debentures by holders will ordinarily not be subject to backup withholding of United States Federal income taxes. However, the Trustee will be required to withhold tax at the rate of 31% from redemption proceeds paid to United States Holders who (i) have failed to furnish their taxpayer identification number ("TIN") to the Trustee; (ii) have, according to the IRS, furnished an incorrect TIN to the Trustee, (iii) have, according to the IRS, underreported interest, dividends or patronage dividend

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income in the past; or (iv) have failed to satisfy the payee certification requirements of Section 3406 of the Code. Each United States Holder who sells Debentures, or whose Debentures are redeemed, will be required to provide and certify his or her correct TIN and to certify that he or she is an exempt recipient. A Non-United States Holder will generally not be subject to backup withholding of United States Federal income taxes, but may be subject to withholding tax at the rate of 30% (or, if applicable, a lower treaty rate) from redemption proceeds attributable to accrued interest or market discount on such Debentures.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND STATE, LOCAL AND FOREIGN TAX LAWS) OF THE CONVERSION OR REDEMPTION OF DEBENTURES.

                             AVAILABLE INFORMATION

    Additional information regarding the Company is included in the Company's Annual Report on Form 10-K for the year ended January 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997 each of which have been filed by the Company with the Securities and Exchange Commission. Copies of such documents (without exhibits) will be provided without charge to each person to whom this Notice of Redemption is delivered, upon the written or oral request of such person. Requests for such documents should be directed to Varlen Corporation, 55 Shuman Boulevard, Post Office Box 3089, Naperville, Illinois 60566-7089, Attention: Richard A. Nunemaker (Telephone
Number: (630) 420-0400).

                                    GENERAL

    A copy of this Notice of Redemption, a form of Letter of Transmittal to accompany Debentures surrendered for conversion and a Prospectus relating to the Common Stock issuable upon conversion of Debentures have been sent to all holders of record of Debentures as of August 12, 1997. Additional copies of such documents, including such Prospectus, may be obtained from D.F. King & Co., Inc. at 77 Water Street, New York, New York 10005 or by telephone at (800) 755-7250.

August 20, 1997

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